EXHIBIT 2.1

                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of April 1, 2007, is made by and among OPTIMA TECHNOLOGIES, LLC, a Delaware limited liability company ("Buyer"), AMERICAN TONERSERV CORP., a Delaware corporation ("ATS"), OPTIMA TECHNOLOGIES, L.L.C., a Nevada limited liability company ("Seller"), and STEVEN R. JENSEN ("Selling Member").

                                   RECITALS

     A. Seller is engaged in multiple lines of business, including the business of print management, printing supplies and repair services (the "Printer Business"), which is located at 6041 Siesta Lane, Port Richey, Florida (the "Premises").

     B. Selling Member owns directly or indirectly the entire outstanding membership interest of Seller.

     C.   Buyer is a wholly-owned subsidiary of ATS.

     D. Seller and Selling Member desire to sell and Buyer desires to purchase certain assets of the Printer Business, on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                  AGREEMENT

     1. Definitions. Capitalized terms used herein shall have the meanings ascribed thereto in this Agreement, a list of which is included in the Schedule of Definitions attached hereto as Schedule 1.

     2. Sale and Purchase of Assets. Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as defined in Section 8 hereof) all of Seller's right, title and interest in and to all of the assets and rights (the "Purchased Assets") of every type and description, used in or relating to the Printer Business set forth in this Section 2:

          (a) Equipment. The furniture, fixtures, equipment, motor vehicles, machines, tools, inventory, supplies, leasehold improvements, trade fixtures, and other tangible assets which are owned by Seller and used primarily or exclusively in Seller's operation of the Printer Business as of the Closing Date (collectively, "Equipment") set forth on the Schedule of Equipment attached hereto as Schedule 2(a). The Equipment shall include the following: (i) the service trucks and the equipment, tools, supplies, and parts inventory customarily carried thereon; (ii) the handheld computer phones and other truck-based service equipment; (iii) the printers rented or borrowed, or intended to be rented or borrowed, by customers of the Printer Business; and (iv) computers, printers, copiers, fax machines, and other equipment used in the operation of the Printer Business, in each case as set forth on the Schedule of Equipment.



          (b) Inventory. All inventory, wherever located, including raw materials, work-in-process, packaging, finished goods, spare parts and shop and production supplies, produced by or employed primarily or exclusively in Seller's operation of the Printer Business as of the Closing Date ("Inventory") set forth on the Schedule of Inventory attached hereto as
Schedule 2(b).

          (c) Customers and Goodwill. All rights to solicit and service Seller's customers and potential customers of the Printer Business as of the Closing Date, together with all goodwill related thereto, and all lists, records, files, and billing histories associated therewith.

          (d) Telephone and Facsimile Numbers. All of Seller's rights to the telephone numbers 727.842.9977, 727.586.1137, 813.891.1297, 407.841.1177,
and 800.448.0345 and the facsimile number 727.847.5653.

          (e) Intellectual Property. All Intellectual Property (as defined below) of Seller possessed or owned by Seller and employed primarily or exclusively in Seller's operation of the Printer Business as of the Closing Date set forth in the Schedule of Intellectual Property attached hereto as
Schedule 2(e).

          As used in this Agreement, "Intellectual Property" shall mean any and all intellectual property rights recognized in any country or jurisdiction in the world including, without limitation, trade names, trademarks (including common-law trademarks), service marks, domain names and internet content (including websites), art work, packaging, logos, all domestic and foreign copyrights, the respective registrations and applications for any of the foregoing, all domestic and foreign patents, their applications and registrations, all technology, know-how, trade secrets, formulas, drawings, designs, systems, source code, object code, design documents, test documents, technical manuals, customer lists, product information, development work-in-progress. Intellectual Property includes all goodwill associated with all of the foregoing.

          (f) Permits. All Permits (as defined in Section 9(t) hereof) to the extent assignable or transferable.

          (g) Contract Rights, and Other Intangible Assets. All of Seller's right, title, and interest in, to, and under the Contracts (as defined in Section 9(q) hereof), and all warranties, guarantees, and service contracts relating to any Equipment as of the Closing Date.

          (h) Books and Records. All books and records (including all discs, tapes, and other media-storage data and information) relating primarily or exclusively to Seller's operation of the Printer Business as of the Closing Date, other than the corporate records of Seller.

          (i) Other Records, Manuals and Documents. All mailing lists, customer lists, billing histories, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, records of plant operations and the source and disposition of materials used and produced in such plants, standard forms of documents, manuals of operations or business procedures and other similar

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procedures, and all other information of Seller relating primarily or exclusively to Seller's operation of the Printer Business as of the Closing
Date.

          (j) Insurance Proceeds. All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on any of the Schedules referred to in this
Section 2, including any assets of Seller that, as far as could reasonably be foreseen, would have been included in the Purchased Assets but for such damage, destruction or loss.

     3. Excluded Assets. Excluded from the definition of Purchased Assets and the purchase and sale hereunder and specifically retained as the property of Seller after the Closing Date, are any assets not specifically described in Section 2 (the "Excluded Assets"), including without limitation: (i) all cash on hand as of the Closing Date, subject to payment of any revenue adjustment deficiency contemplated by Section 7(b)(4)(A) hereof; (ii) all accounts receivable of the Printer Business as of the Closing Date, the collections of which shall be the sole responsibility of Seller; (iii) any inventory or equipment not specifically set forth on the Schedule of Inventory or the Schedule of Equipment, respectively; (iv) investment assets of any kind; (v) security deposits and deposits of any kind; (vi) books and records of Seller that do not relate to the operations of the Printer Business, including the articles of incorporation, corporate seal, stock books, minute books and other corporate records having exclusively to deal with the corporate organization and capitalization of Seller; and (vii) all rights to receive any insurance proceeds or refunds relating to any Taxes or workers' compensation premiums paid by Seller prior to the Closing Date.

     4.   Assumption of Liabilities.

          (a) Assumed Liabilities. At the Closing (as defined in Section 8 hereof) and upon the terms and conditions contained in this Agreement and the Assumption Agreement (as defined in Section 6 hereof), Buyer shall assume and agree to discharge and perform the following (and only the following) liabilities of Seller (the "Assumed Liabilities"):

               (1) Prepaid Contracts. Undischarged liabilities of Seller not to exceed $93,865.99 in the aggregate for the services to be performed and the products to be provided from and after the Closing Date under any Prepaid Contracts (as defined below) that are listed on the Schedule of Prepaid Contracts attached hereto as Schedule 4(a)(1). The Schedule of Prepaid Contracts shall list for each Prepaid Contract, (i) the name of the customer, (ii) period for which the customer has paid in advance, (iii) the amount of the customer's payment in advance, (iv) the percentage of services to be performed and the products to be provided from and after the Closing Date, and (v) the amount of services to be performed and the products to be provided after the Closing Date, which amount (the "Prepaid Revenue") shall be equal to the product of (A) the amount described in clause (iii) above and
(B) the percentage described in clause (iv) above.

               As used in this Agreement, "Prepaid Contracts" shall mean Seller's contracts with customers of the Printer Business pursuant to which such customer has paid Seller in advance for services to be performed and the products to be provided during the period of time contemplated by such contract (usually quarterly).

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               (2)   Customer Contracts.  Liabilities of Seller under any
written Contract with a customer of the Printer Business by which Seller is bound on the Closing Date (excluding the Prepaid Contracts), which (i) was made in the ordinary course of business, (ii) was disclosed to Buyer pursuant to Section 9(q), and (iii) is assigned to Buyer pursuant to this Agreement, in each case to the extent such liabilities relate to performance on or after the Closing Date and do not result from any breach of contract, breach of warranty, tort, claim or lawsuit arising on or before the Closing Date.

               (3) Certain Promissory Notes. Liabilities of Seller not to exceed $76,825.27 in the aggregate under certain written promissory notes (the "Vehicle Notes") relating to the purchase of any motor vehicles listed on the Schedule of Equipment attached hereto as Schedule 2(a), including outstanding principal as of the Closing Date and interest that accrues from and after the Closing Date, in each case to the extent such liabilities do not result from any failure to pay when and as due or any other breach of the terms and conditions of such Vehicle Notes, including, without limitation, any penalties, late charges or interest accrued on or before the Closing Date.

          (b) Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall have no responsibility whatsoever with respect to any liabilities, contracts, commitments, and other obligations of Seller or the Printer Business of any nature or kind, liquidated or contingent, whether or not incurred in the ordinary course of business, including, without limitation, which shall remain obligations and liabilities of Seller (the "Excluded Liabilities"): (i) trade accounts payable as of the Closing Date;
(ii) accrued expenses as of the Closing Date, including, without limitation, salaries, vacation accrual, severance liabilities, bonus and commission accrual and deductions payable, and other employee-related liabilities; (iii) notes payable; (iv) liabilities for Taxes (as defined below) either accruing or relating to the periods before the Closing Date; (v) claims, liabilities, or other obligations that relate to injuries, actions, omissions, conditions or events that occurred or existed on or prior to the Closing Date, including, without limitation, any such claims or events that are listed in the Section 9(v), and any liabilities for any claim, judgment, penalty, settlement agreement or other obligation to pay in respect of any such claims or events; or (vi) liabilities for Environmental Matters (as defined in Section 9(o)).

          As used in this Agreement, "Tax" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.




                                       4



     5.   Taxes and Expenses; Apportionment.

          (a) Transfer Taxes. Buyer shall be responsible for the payment of all transfer, sales and use, and documentary Taxes, filing and recordation fees, if any, and similar charges relating to the sale or transfer of the Purchased Assets hereunder, not to exceed Nine Thousand Six Hundred Dollars ($9,600).

          (b) Transaction Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and any documents or instruments related hereto, including, without limitation, attorneys' and accountants' fees and expenses.

          (c) Apportionments. Any and all Taxes (other than as described in Section 5(a) hereof), assessments, lease rentals (including, without limitation, any utilities, additional rent, insurance, Taxes and common area maintenance charges), fuel, and other charges applicable to the Purchased Assets shall be pro-rated to the Closing Date, and such Taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such Taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question.

     6. Instruments of Sale and Transfer. On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Purchased Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale, substantially in the form attached hereto as Exhibit A (the "Bill of Sale"), and an Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the "Assumption Agreement"). Seller shall take all reasonable additional steps as may be necessary to put Buyer in possession and operating control of the Purchased Assets at the Closing, and Buyer shall take all reasonable additional steps as may be necessary for it to assume the Assumed Liabilities at the Closing.

     7.   Purchase Price.

          (a) Purchase Price. Subject to adjustment as provided below, the aggregate purchase price (the "Purchase Price") to be paid by Buyer to Seller for the Purchased Assets, including the sole consideration for the Noncompetition Agreement (as defined in Section 11(e) hereof), shall be Two Million Five Hundred Fifty Thousand Dollars ($2,550,000), plus the aggregate book value of the Assumed Liabilities.

          (b) Payment of the Purchase Price. The Purchase Price shall be paid by Buyer to Seller as follows:

               (1) Cash Portion. At the Closing, Buyer shall deliver to Seller, by wire transfer in accordance with instructions provided by Seller, the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Cash Portion").

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               (2)   Promissory Notes.  At the Closing, Buyer shall deliver
to Seller the following promissory notes (collectively, the "Notes"):

                    (A) Convertible Note. A non-interest bearing Convertible Promissory Note, substantially in the form attached hereto as Exhibit C-1 (the "Convertible Note"), made payable to Seller in the principal amount of Three Hundred Thousand Dollars ($300,000), with a maturity date of two (2) years from the Closing Date. On the maturity date, the Convertible Note shall automatically convert into that number of shares of common stock of ATS (the "Common Stock") that is equal to the quotient obtained by dividing (i) the aggregate outstanding principal balance due on the Convertible Note, by (ii) the greater of (A) $0.50 per share, or (B) the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market in which the Common Stock is traded for the five (5) trading days prior to the Closing Date and the five (5) trading days on and after the Closing Date.

                    (B) Secured Note. A Secured Promissory Note, substantially in the form attached hereto as Exhibit C-2 (the "Secured Note"), made payable to Seller in the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), bearing interest at the rate of seven percent (7%) per annum, with a maturity date that is one hundred five (105) days after the Closing Date. The Secured Note shall be secured by the Purchased Assets, as more fully described in the Security Agreement (as defined below).

                    (C) Contingent Note. A Contingent Promissory Note, substantially in the form attached hereto as Exhibit C-3 (the "Contingent Note"), made payable to Seller in the principal amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), subject to adjustment as provided in Section 7(b)(4)(B) hereof, bearing interest at the rate of seven percent (7%) per annum. The Contingent Note shall be payable in thirty (30) equal monthly installments of principal and interest, commencing on the thirtieth (30th) day following the Closing Date, with a maturity date that is thirty (30) months following the commencement date. Buyer expressly reserves against Seller the right of offset against sums payable (including principal and any interest accrued thereon) under the Contingent Note an amount equal to (i) any revenue adjustment contemplated by Section 7(b)(4)(A), and (ii) any Damages (as defined in Section 13(b) sustained by Buyer.

               (3) Security Agreement. To secure the timely payment of the amounts due under the Secured Note and the Contingent Note, Buyer shall execute and deliver to Seller a Security Agreement, substantially in the form attached hereto as Exhibit D (the "Security Agreement"), and if requested by Seller, a UCC-1 financing statement in the form prepared by Seller and presented to Buyer, or such other instrument as may be reasonably requested by Seller for the purpose of perfecting Seller's security interest in the Purchased Assets.

               (4)   Purchase Price Adjustments.

                    (A) Revenue Adjustment. The Cash Portion shall be adjusted as follows: (i) in the event that the Prepaid Revenue exceeds the PPP Arrears (as defined below), the Cash Portion shall be reduced by an amount equal to such excess (and Seller shall immediately deliver payment therefor by check or wire transfer; provided, however, to the extent such excess exceeds the Cash Portion, such excess shall be offset against sums payable (including principal and interest accrued thereon) under the Contingent Note); or (ii) in the event that the Prepaid Revenue is less than the PPP Arrears, the Cash Portion shall be adjusted upward by an amount equal to such deficiency.

                    As used in this Agreement, "PPP Arrears" shall mean the aggregate value (as of the Closing Date) of any services that have been performed and the products that have been provided prior to the Closing Date for which the customers are billed in arrears for the previous period (generally quarterly or monthly), the actual value of which shall be measured by Seller, or, if Buyer and Seller mutually agree, shall be estimated in good faith.

                    (B) Contingent Adjustment. The principal amount of the Contingent Note shall be adjusted as follows: (i) in the event that the aggregate Gross Profit (as defined below) for the Contingent Period (as defined below) equals or exceeds the Bonus Threshold (as defined below), the principal amount of the Contingent Note shall be adjusted upward by an amount equal to 50% of such excess; or (ii) in the event that the aggregate Gross Profit for the Contingent Period is less than the Trigger Amount (as defined below), the principal balance of the Contingent Note shall be adjusted downward by an amount equal to such deficiency. During the Contingent Period, Selling Member shall in the exercise of good business judgment have decision-making power over any decisions with respect to Gross Profit, including choice of and dealings with customers, prospective clients, vendors, suppliers and other business associates, and products and services sold or rendered by the Printer Business, subject to the reasonable oversight of the Board of Directors of ATS (the "ATS Board") and any applicable provisions of the Management Agreement (as defined in Section 11(f)), and as more fully described in the Management Agreement; provided, however, Selling Member agrees to use vendors and suppliers recommended by ATS so long as they are not inferior in pricing or quality.

                    As used in this Agreement, the following terms shall have the following meanings:

                    "Bonus Threshold" shall mean $3,018,750, which amount is 115% of the Target Amount.

                    "Contingent Period" shall mean the 18 month period immediately following the Closing Date.

                    "Gross Profit" shall have the meaning set forth on
Schedule 7(b)(4)(B) attached hereto.

                    "Target Amount" shall mean $2,625,000.

                    "Trigger Amount" shall mean $2,231,250, which amount is 85% of the Target Amount.

                    (i) Examples. The following examples are designed to be illustrative of this provision, and shall not be interpreted as a limitation:

                    1) If Gross Profit for the Contingent Period is $4,000,000, then the Contingent Note will be adjusted upward by $490,625 (50% of the difference between $4,000,000 and the Bonus Threshold of $3,018,750.

                    2) If Gross Profit for the Contingent Period is $3,000,000, then the Contingent Note will not be adjusted upward or downward ($3,000,000 does not exceed the Bonus Threshold nor is it less than the Trigger Amount).

                    3) If Gross Profit for the Contingent Period is $2,000,000, then the Contingent Note will be adjust downward by $231,250 (the difference between $2,000,000 and the Trigger Amount of $2,231,250).

                    (c) Allocation of Purchase Price. The Purchase Price shall be allocated in a manner intended to comply with the allocation method required by section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties shall cooperate to comply with all substantive and procedural requirements of section 1060 of the Code and any regulations thereunder, and the allocation shall be adjusted if, and to the extent necessary, to comply with the requirements of section 1060 of the Code. Neither Buyer nor Seller shall take, or permit any affiliated person to take, for federal, state, or local income tax purposes, any position inconsistent with the allocation set forth below, or if applicable, such adjusted allocation. Seller and Buyer shall attach to their tax returns for the tax year in which the Closing shall occur an information statement on Form 8594, which shall be completed in accordance with the allocations set forth on the Purchase Price Allocation attached hereto as Schedule 7(c).

     8. Closing. Subject to satisfaction or waiver of the conditions to closing set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 4:00 p.m. (EDT) on April 1, 2007 (the "Closing Date"), at the office of Johnson, Pope, Bokor, Ruppel & Burns LLP, located at 911 Chestnut Street, Clearwater, FL 33756, or at such other time, date and place as may be mutually agreed upon.

     9. Representations and Warranties of Seller and Selling Member. Seller and Selling Member hereby, jointly and severally, represent and warrant to Buyer that:

          (a) Organization. Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to carry on the Printer Business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Seller.

          (b) Capitalization. Selling Member is the sole owner of the entire membership interest and economic interest of Seller.

          (c) Authority; Enforceability. Seller has full power and authority to execute and deliver this Agreement and the Transaction Documents (as defined below) to which it is a party, and to perform its obligations hereunder and thereunder. Selling Member has all requisite capacity, power and authority to execute and deliver this Agreement and each of the Transaction Documents to which he is a party and to perform his obligations hereunder and thereunder. This Agreement and the Transaction Documents to which they are a party constitute the valid and legally binding obligations of Seller or Selling Member, as the case may be, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          As used in this Agreement, "Transaction Documents" shall mean the Convertible Note, the Secured Note, the Contingent Note, the Security Agreement, the Bill of Sale, the Assumption Agreement, the Key Employee Employment Agreements (as defined in Section 11(d)(4) hereof), the Noncompetition Agreement, and the Management Agreement.

          (d) No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents to which they are a party by Seller, or Selling Member, as the case may be, and the consummation of the transactions contemplated hereby and thereby will not (i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under Seller's articles of organization or operating agreement (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment (as defined below) to which Seller or Selling Member, as the case may be, is a party or by which it is bound, or which relates to the Purchased Assets or the Printer Business; (iii) result in the creation of any Encumbrance (as defined below) on any of the Purchased Assets; (iv) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board; or (v) violate or result in the suspension, revocation, modification, invalidity or limitation of any Permits relating to the Purchased Assets or the Printer Business; or (vi) give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Purchased Assets or the Printer Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction.

          As used in this Agreement, "Judgment" shall mean any judgment, order, award, writ, injunction or decree of any governmental authority or arbitrator.

          As used in this Agreement, "Encumbrances" shall mean any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, without limitation, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

          (e) No Consents. Except as set forth in the Schedule of Required Consents attached hereto as Schedule 9(e), no consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Seller or Selling Member, as the case may be, of this Agreement and the Transaction Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby.

          (f) Title to Purchased Assets. Seller has good and marketable title to the Purchased Assets. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Purchased Assets, free and clear of any and all Encumbrances.

          (g) Sufficiency of Purchased Assets. The Purchased Assets, together with the services, equipment, and facilities to be provided in accordance with the Management Agreement, are adequate to conduct the Printer Business as it is presently conducted and as it has been conducted during the periods reflected in the Financial Statements (as defined in Section 9(k) hereof), and the Purchased Assets conveyed to Buyer on the Closing Date will be adequate to enable Buyer to continue to conduct the Business as it is presently conducted.

          (h) Condition of Purchased Assets. Except as set forth on the Schedule of Conditions attached hereto as Schedule 9(h), the machinery, equipment, furniture and other physical assets included in the Purchased Assets do not have any structural defects, are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the conduct of the Printer Business as it is presently conducted. The Schedule of Conditions contains a complete and accurate list each item of Equipment that will need to be repaired during the twelve (12)-month period following the Closing Date, together with the total estimated cost of such anticipated repairs (with the effect that the amount, if any, by which the total actual cost of such repairs exceeds such estimated amount shall be considered Damages for which Buyer shall be entitled to indemnification under this Agreement).

          (i) Inventory. All Inventory consists of items of a quantity and quality historically useable and/or saleable in the normal course of business, except for items of obsolete and slow-moving material and materials which are below standard quality, all of which have been written down to estimated net realizable value in accordance with generally accepted accounting principles. With the exception of items which are obsolete or of below standard quality which have been written down to their estimated net realized value, the Inventory is free from defects in materials and/or workmanship. The Inventory is not excessive in kind or amount, or slow moving, in light of the Printer Business done or expected to be done. Since the Balance Sheet Date there has not been a material change in the level of Inventory. All Inventory is located at the Leased Real Property.

          (j) Books and Records. Seller's books, accounts and records are, and have been, maintained in Seller's usual, regular and ordinary manner, in accordance with generally accepted accounting practices and all transactions to which Seller has been a party are properly reflected therein.

          (k)   Financial Statements.

               (1) Seller has delivered the following financial statements of the Printer Business to an independent auditor chosen by Buyer to cause the preparation of audited financial statements, and made available to Buyer

(collectively, the "Financial Statements"): (i) an internally prepared unaudited balance sheet ("Balance Sheet") dated as of December 31, 2006 (the "Balance Sheet Date"), (ii) internally prepared unaudited balance sheets dated as of December 31 for each of the years 2005, and (iii) internally prepared unaudited statements of income for each of the years 2005 through 2006.

               (2) The Financial Statements (i) were prepared from the books and records kept by Seller for the Printer Business, (ii) are true and correct in all material respects, (iii) have been prepared in accordance with historic accounting principles applied consistently throughout the periods involved, and (iv) fully and fairly present the financial condition of the Printer Business as of the dates thereof and the results of the operations of the Printer Business for the periods indicated. The Balance Sheet contained in the Financial Statements fairly reflect all assets and liabilities of the Printer Business of the types normally reflected in balance sheets as of the dates thereof, and except for current liabilities incurred in the ordinary course of business consistent with past practices (and not materially different in type or amount), the Printer Business does not have any liabilities or obligation of any nature, whether accrued, absolute, contingent or otherwise, whether due or to become due, whether properly reflected as a liability or a charge or reserve against an asset or equity account, and whether the amount thereof is readily ascertainable, that are not reflected in the Financial Statements.

          (l) Absence of Certain Changes. Since the Balance Sheet Date, Seller has conducted the Printer Business in the ordinary course of business, consistent with past practice, and:

               (1) There have been no material adverse changes in the financial condition, operations, assets or prospects of the Printer Business.

               (2) Seller has not (i) entered into any transaction that is materially adverse to the Printer Business or the Purchased Assets, (ii) made (or committed to make) capital expenditures in an amount which exceeds $10,000 for any item or $25,000 in the aggregate, (iii) made any change in its accounting methods or principles (or the application of those methods or principles), or (iv) incurred any indebtedness for borrowed money in excess of $10,000.

               (3) Seller has not sold or transferred any assets necessary for the operation of the Printer Business (other than assets that have been replaced with other assets of equal or greater value and the sale of inventory in the ordinary course of business).

               (4) Seller has not entered into any employment, bonus or deferred compensation agreement with any employee of the Printer Business that will affect the Printer Business or Seller's obligations under this Agreement.

               (5) Seller has not granted or agreed to grant any increase in any rates of salaries, compensation or commissions to employees or independent contractors of the Printer Business, or provided any additional pension, retirement or other employment benefits for employees or independent contractors of the Printer Business.

               (6) Seller has not, other than in the ordinary course of business, consistent with past practice, acted to (i) delay the payment of any accounts payable or accrued expenses of the Printer Business, or (ii) defer any expenses of the Printer Business.

               (7) Seller has maintained usual and customary levels of inventory and supplies.

          (m) Compliance with Laws. Seller, in the conduct of the Printer Business and in the ownership of the Purchased Assets, has not violated and is not in violation of, nor has it made any improper payments or incurred any liability in respect of, any material provision of federal, state or local laws, codes, regulations or ordinances, including, without limitation, relating to environmental protection, health, hazardous or toxic substances, building use and occupancy, fire or safety hazards, occupational safety, labor or employee benefit or employment discrimination laws, nor has Seller or Selling Member, as the case may be, received any notices of investigation or violation pertaining to any such matters.

          (n) Employment Matters. The Schedule of Employees attached hereto as Schedule 9(n) contains a true and complete list of all employees who are employed by Seller and provide services to the Printer Business as of the date of this Agreement (other than Selling Member and Management Personnel), and said list correctly reflects their salaries, wages, other compensation (other than benefits under any: (i) employee pension benefit plan (as defined in Section 3(2) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) ("Plan"), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Multiemployer Plan"); (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or (iii) bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement ("Employee Benefit Plan")), dates of employment and positions. The Schedule of Employees also contains a true and complete list of all employees whom Buyer and Seller have agreed will be Management Personnel (as defined in the Management Agreement), and a true and complete list of all employees whom Buyer and Seller have agreed will be Company Personnel (as defined in the Management Agreement). With respect to employees of Seller:

               (1) There is no pending or threatened unfair labor practice charges or employee grievance charges

               (2) There is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the best of Seller's and Selling Member's knowledge, threatened against or directly affecting Seller.

               (3) No grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist.

               (4) The employment of each of Seller's employees is terminable at will without cost to Seller except for payments required under the Plans, Welfare Plans and Employee Benefit Plans and payment of accrued salaries or wages and vacation pay. Except as required by Section 4980B of the Code, Seller has no liability to provide medical benefits to former employees of Seller or their spouses or dependents.

               (5) Seller has not taken any actions which were calculated to dissuade any present employees, representatives or agents of Seller from becoming associated with Buyer. To Seller's knowledge, no officer or other key employee of Seller intends to terminate employment with Seller prior to or following the Closing, other than as contemplated by Section 11(c) hereof.

          (o) Environmental Matters. Except as set forth on the Schedule of Environmental Matters attached hereto as Schedule 9(o):

               (1) Seller is (and at all times preceding the date hereof has been) in compliance with all Environmental Laws (as defined below).
There has been no Release (as defined below) by Seller or, to the best of Seller's or Selling Member's knowledge, any other person of any Hazardous Material (as defined below) at, on, under, in, to or from any of the facilities located on the Premises and used in the Printer Business ("Facilities"). To the best of Seller's or Selling Member's knowledge, there is no Release of any Hazardous Material at, on, under, in, or from any other property that has migrated, or is migrating to, on, or under, or is otherwise threatening any Facility. No person is currently alleging through a written Claim (as defined below) or, to Seller's knowledge, through an unwritten Claim, that Seller is actually or potentially responsible for the presence or Release of any Hazardous Material at any location, whether at any Facility or otherwise. Seller is not currently subject to any written Claim or, to Seller's knowledge, any unwritten Claim, by any person alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to the actual or alleged exposure to any Hazardous Material or to the actual or alleged presence or Release of any Hazardous Materials at, on, under, in, to or from any Facility in connection with any operations or activities thereat. To the best of Seller's or Selling Member's knowledge, neither the Facilities nor any operations or activities at the Facilities, nor any other operations or activities of Seller is subject to any Claim or any Encumbrance relating to any Environmental Law or Environmental Claims (as defined below). There are no underground storage tanks presently located at any Facility.

               (2) There is no administrative order or notice, consent order or agreement, litigation, summons, settlement or citation with respect to Hazardous Materials or Releases thereof or any actual or alleged violation of any Environmental Law in connection with the operation of the Facilities. No state, local or foreign government, governmental agency or regulatory authority is alleging that any condition exists at any Facility which is violation of or would require remediation under any Environmental Law.

               (3) Seller holds and is in compliance with all Environmental Permits (as defined below). All such Environmental Permits are in full force and effect. Seller has made timely applications or notifications for the renewal of all Environmental Permits for which Environmental Laws require that applications or notices must be filed by it on or before the date hereof to maintain the Environmental Permits in full force and effect up to and through the date hereof.

               (4) Seller has timely filed all reports, obtained all required approvals, generated and maintained in all material respects all required data, documentation and records required by the Environmental Laws or Environmental Permits, or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated, or approved thereunder, except where the failure to do so would not result, individually or in the aggregate, in a Material Adverse Change (as defined in Section 9(y) hereof).

               As used in this Agreement, the following terms shall have the following meanings:

               "Claim" shall mean any private, judicial or administrative claim, demand, cause of action, suit, litigation, proceeding, arbitration, hearing, inquiry, investigation, action, order, consent, agreement or similar action.

               "Environmental Claim" shall mean any written notice of violation, written notice of potential or actual responsibility or liability, claim, suit, action, demand, directive or order by any person for any damage (including, but not limited to, personal injury, tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, environmental removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions on existing environmental permits or licenses) resulting from or relating to (i) the presence of, the Release into the environment of, or exposure to, any Hazardous Material, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Material,
(iii) the violation of any Environmental Laws, or (iv) the non-compliance with any Environmental Laws.

               "Environmental Laws" shall mean any federal, state, regional, county, local, foreign, governmental statute, law, regulation, ordinance or license pertaining to protection of the environment, health or safety of persons, natural resources, conservation, wildlife, waste management, any Hazardous Material activity, or pollution (including, without limitation, regulation of Releases to air, land, water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act and Hazardous and Solid Waste Amendments, Federal Water Pollution Control Act, as amended by the Clean Water Act, Clear Air Act, as amended, Toxic Substances Control Act, Emergency Planning and Community Right-to-Know Act, National Environmental Policy Act, Safe Drinking Water

Act, Occupational Safety and Health Act and all rules and regulations promulgated under all such statutes, and any similar or implementing state law, including all amendments, rules and regulations promulgated thereunder; in each case as in effect on the date hereof.

               "Environmental Permits" shall mean all permits, certificates, licenses, approvals, registrations and authorizations required under Environmental Laws in connection with the operation of the its business and the use and ownership of the Facilities.

               "Hazardous Material" shall mean any pollutants, contaminants, pesticides, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), lead-based paint, explosive or radioactive substances, or hazardous, extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials the exposure to, or manufacture, possession, presence, use, generation, storage, transportation, treatment, release, disposal, abatement, cleanup, removal, remediation or handling of which, is prohibited, controlled or regulated by an Environmental Law.

               "Release" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

          (p) Taxes. All Tax obligations of Seller with respect to its operation of the Printer Business have been timely paid or are being contested in good faith, and, except as reflected in the balance sheets included in the Financial Statements and in any balance sheet hereafter delivered to Buyer, Seller has no liability for any Tax obligations with respect to its operation of the Printer Business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Closing Date except, in each case, any Tax obligations that, if not timely paid by Seller, could not result in (i) an Encumbrance on any of the Purchased Assets or (b) the commencement of any Claim against Buyer. Neither Seller nor Selling Member is a "foreign person" (as that term is defined in Section 1445 of the Code).

          (q) Contracts. Seller has provided Buyer access to all material contracts, agreements, leases or other instruments or obligations, oral or written, to which Seller or Selling Member, as the case may be, is a party and which relate to the operation of the Printer Business, including, without limitation, the Axon Contract (as defined in Section 11(h) hereof); employment and employment related agreements; independent contractor and independent contractor-related agreements; covenants not to compete; loan agreements; notes; indentures or mortgages; debentures; security agreements; pledge agreements; sales representative, distribution, franchise, advertising and similar agreements; leases and subleases of leased personal property or the Premises; license agreements; purchase orders and purchase contracts; and sales orders and sales contracts (each, a "Contract"). All such Contracts are valid and in full force and effect and are enforceable in accordance with their respective terms. No default by Seller has occurred thereunder and, to the best of Seller's and Selling Member's knowledge, no default by the other contracting parties has occurred thereunder. No event, occurrence or condition exists which, with the lapse of time, the giving of notice, or both, or the happening of any further event or condition, would become a default by Seller thereunder. Seller has not received notice that any party to any such Contract intends to cancel, terminate or refuse to renew such Contract, and to the best of Seller's or Selling Member's knowledge, no party to any such Contract intends to cancel, terminate or refuse to renew such Contract. Other than as set forth in the Schedule of Required Consents, no consent, approval or authorization of any third party is required for the assignment of any such Contract to Buyer and all such Contracts will continue to be binding on the other parties thereto following the Closing and their assignment to Buyer.

          (r) Warranties. Except as may be set forth on the Schedule of Warranties attached hereto as Schedule 9(r), Seller has not made any oral or written warranties with respect to the quality or absence of defects of its products which it has sold or performed which are in force as of the date hereof. There are no claims pending or anticipated or threatened against Seller with respect to the quality of or absence of defects in such products.

          (s) Affiliated Transactions. The Schedule of Affiliated Transactions attached hereto as Schedule 9(s) sets forth every business relationship (including employment relationships) between Seller, on the one hand, and Selling Member and/or Selling Member's Affiliates (as defined below), on the other hand. None of said parties (other than Seller), directly or indirectly, own any assets which are used in the Printer Business, or is engaged in any business which competes with the Printer Business.

          As used in this Agreement, "Affiliate" shall mean with respect to any person means any other person who directly or indirectly controls, is controlled by, or is under common control with such person including in the case of any person who is an individual, his or her spouse or registered domestic partner, any of his or her descendants (lineal or adopted) or ancestors, and any of their spouses or registered domestic partner. For purposes of the previous sentence, (i) "control" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person through voting securities, contract or otherwise; and (ii) "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any governmental entity, agency or political subdivision.

          (t) Permits. The Schedule of Permits attached hereto as Schedule 9(t) contains a complete and accurate list of every license, permit, certificate, operating rights and franchises, registration and governmental approval, agreement and consent applied for, pending by, issued or given to Seller, and every agreement with governmental authorities (federal, state, local or foreign) entered into by Seller, which is in effect or has been applied for or is pending, exclusive of Environmental Permits (the "Permits"), together with their expiration dates if any. Such Permits constitute all licenses, permits, registrations, approvals and agreements and consents (other than Environmental Permits) which are required in connection with the ownership or operation of the Purchased Assets or the conduct of the Printer Business as presently conducted. Seller is not in violation of any Permits, and no written notice has been received by Seller or Selling Member alleging any such violation, nor to the best of Seller's and Selling Member' knowledge, is there any reasonable basis for future violations which might have a material adverse effect on the Printer Business as presently conducted or the Purchased Assets.

          (u) Insurance Policies. Seller has, with respect to the Printer Business, maintained and now maintains (i) insurance on all its assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary for entities engaged in the same or similar business similarly situated to insure. The Schedule of Insurance Policies attached hereto as Schedule 9(u) contains a true and correct list and description (including coverages, deductibles and expiration dates) of all current insurance policies which are owned by Seller or which name Seller as an insured and which pertain to the Purchased Assets, the Printer Business, or Seller's employees. All insurance policies now maintained are in full force and effect, and Seller has not received notice of termination or non-renewal of any such insurance policies.

          (v) Claims and Legal Proceedings. Except as set forth on the Schedule of Claims and Legal Proceedings attached hereto as Schedule 9(v), there are no Claims pending or, to the best of Seller's and Selling Member' knowledge, threatened, or any order, injunction or decree outstanding, against Seller. To the best of Seller's and Selling Member' knowledge, there is no reasonable basis for future Claims against Seller which, if adversely determined, might result in a Material Adverse Change (as defined in Section 9(y) hereof).

          (w)   Intellectual Property.

               (1) Seller is the sole and exclusive owner of the entire right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrance, all Intellectual Property (i) used in the Printer Business, (ii) used in the manufacture, use or sale of products by or for Seller, (iii) the use or application of the products by customers in accordance with promotions or recommendations of Seller, or that are owned by Seller and relate to the products, (iv) or that is currently under development or anticipated to be used in connection with any of the foregoing subsections (i) through (iii). The Schedule of Intellectual Property attached hereto as Schedule 2(e) is an accurate and complete list of all such Intellectual Property reflecting dates of filing or dates of issuance, if applicable. No Intellectual Property, other than that set forth in the Schedule of Intellectual Property, are or has been used in or are necessary in connection with the Printer Business or such manufacture, use, sale or application of the products, or are owned by Seller and relate to the products.

               (2) All registrations listed in the Schedule of Intellectual Property are in good standing, valid, subsisting and in full force and effect in accordance with their terms. All renewal payments, maintenance payments or other fee associated with maintaining any Intellectual Property in good standing are due or payable more than sixty (60) days after the Closing Date.

               (3) The Intellectual Property includes all of Seller's technical information and data relating to the Printer Business, the manufacture, use or sale of the products by or for Seller, the use or application of the products by customers in accordance with the promotions or recommendations of Seller, or otherwise relating to the products.

               (4) None of the Intellectual Property, or Seller's rights thereto, are being infringed or otherwise violated by any person or entity.

               (5) All Intellectual Property is a work made for hire for Seller.

               (6) Seller has the right to make, use, offer to sell, sell, copy, publicly display, publicly perform, make derivative works of, or in any other manner exploit the Intellectual Property in the Printer Business, in the manufacture, use or sale of products by or for Seller, and in the use or application of the products by customers in accordance with promotions or recommendations of Seller, or that are owned by Seller and relate to the products, without infringing or otherwise violating any rights of any person
or entity.   There is no pending or threatened Claim alleging any such
infringement or violation. In addition, there is no pending or, to the knowledge of Seller, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Intellectual Property, and there is no basis for any such Claim. Furthermore, there is no other Claim made by any person or entity pertaining to the Intellectual Property. None of the Intellectual Property is subject to any Judgment.

               (7) The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property, and the Intellectual Property may be transferred to Buyer hereunder without the consent or approval of any other party or governmental authority.

               (8) The Printer Business does not involve the employment of any person in a manner that violates any noncompetition or nondisclosure agreement that such person entered into in connection with his or her employment or activities at any time prior to employment by Seller.

          (x) Significant Customers and Suppliers. The Schedule of Significant Customers and Significant Suppliers attached hereto as Schedule 9(x) lists each Significant Customer and each Significant Supplier. To the knowledge of Seller, (i) no Significant Customer (as defined below) or Significant Supplier (as defined below) is involved in, threatened with or affected by, any Claim, Judgment or circumstances that may materially and adversely affect the Purchased Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Printer Business; (ii) there is no indication that any Significant Customer or Significant Supplier intends to terminate or modify its relationship with Seller; and (iii) the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not adversely affect the post-Closing relationship of Buyer with any Significant Customer or Significant Supplier. Except as set forth on the Schedule of Significant Customers and

Significant Suppliers, no Significant Customer or Significant Supplier has during the last 12 months decreased or limited materially, or threatened to decrease or limit materially, its purchase of Seller's products, or its supply of materials or services to Seller, as the case may be.

          As used in this Agreement, "Significant Customers" shall mean the fifteen (15) largest customers of Seller relating to the Printer Business, measured in terms of sales volume in dollars for the year ended December 31, 2006; and "Significant Suppliers" shall mean the top fifteen (15) largest suppliers of Seller relating to the Printer Business measured in terms of goods purchased for the year ended December 31, 2006, for use in Seller's Printer Business.

          (y) Material Adverse Change. Without limiting any other representation or warranty contained herein, since the Balance Sheet Date, Seller has not suffered or, to the best of Seller's and Selling Member's knowledge, been threatened with any material adverse change in the business, operations, assets, liabilities, financial condition or prospects, including the existence or threat of any labor dispute, or any material adverse change in, or loss of, any relationship between Seller and any of its customers, suppliers or key employees, or that might have a material adverse effect on the rights, duties or obligations of the parties set forth in this Agreement (a "Material Adverse Change"). In furtherance of the foregoing, Seller has no knowledge of any intention or indication by a Significant Customer or Significant Supplier that such Significant Customer or Significant Supplier intends to terminate its business relationship with Seller or to limit or alter its business relationship with Seller in any material respect.

          (z) Brokers. Neither Seller nor any of its Affiliates has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated by this Agreement, and no person has, as a result of any agreement or action by Seller or any of its Affiliates, any right or valid claim against Seller for any commission, fee or other compensation as a broker, finder or any similar capacity in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Seller.

          (aa) Full Disclosure. Seller has disclosed to Buyer in writing all material facts and information relating to the Purchased Assets and the conduct, business, operations, properties, condition (financial or otherwise) and prospects of the Printer Business. No information furnished by Seller or its Affiliates to Buyer in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Schedules attached hereto) is false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading.

    10. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

          (a) Organization. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as presently conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Buyer.

          (b) Authority; Enforceability. Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which it is a party constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms and conditions, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors' rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          (c) No Conflict. The execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party by Buyer, and the consummation of the transactions contemplated hereby and thereby will not
(i) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under Buyer's articles of organization or operating agreement (or equivalent documents); (ii) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment (as defined below) to which Buyer is a party or by which it is bound; or (iii) violate any statute, ordinance, regulation, order, judgment or decree of any court or governmental agency or board.

          (d) No Consents. No consents, approvals or authorizations of, or declaration, filing or registration with, any governmental authority or any other person or entity are required for the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby.

          (e) Brokers. Neither Buyer nor any of its Affiliates has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated by this Agreement, and no person has, as a result of any agreement or action by Buyer or any of its Affiliates, any right or valid claim against Buyer for any commission, fee or other compensation as a broker, finder or any similar capacity in connection with the transactions contemplated by this Agreement. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

          (f) Access to Information. Buyer has such knowledge of the business and financial affairs of the Printer Business and Purchased Assets, and possess a sufficient degree of sophistication, knowledge and experience in financial and business matters such that it is capable of evaluating the

Printer Business, including the Assumed Liabilities, and the Purchased Assets and the economic risks of acquiring the same; provided, however, nothing contained in the foregoing statement shall be deemed to limit, alter or otherwise affect (i) the representations and warranties of Seller and Selling Member contained in this Agreement, (ii) Buyer's right to rely on such representations and warranties in entering into this Agreement, or (iii) Buyer's rights to indemnification under this Agreement. Buyer acknowledges and agrees that it is accepting the Purchased Assets "as is and where is" except for the representations and warranties set forth in Section 9 hereof, and that Sellers make no further representations or warranties to Buyer regarding the Printer Business, the Purchased Assets, or Assumed Liabilities. Specifically, Buyer acknowledges and agrees, that, except as may be set forth in Section 9 hereof, Seller gives no assurances, representations or warranties as to the continued viability of the Printer Business as a going concern or otherwise. Seller expressly makes no representations, warranties, or other statements concerning the profitability of the Printer Business.

          (g) Claims and Legal Proceedings. There are no Claims pending or, to the best of Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against Buyer or ATS. To the best of Buyer's knowledge, there is no reasonable basis for future Claims against Buyer or ATS which, if adversely determined, might result in a Material Adverse Change.

          (h) Stock Consideration. The Shares, when issued pursuant to the Convertible Note, will be duly authorized, validly issued, fully paid and non assessable. Upon delivery of such Shares, Seller will receive good and unencumbered title to such shares, free and clear of all Encumbrances, except for any restrictions existing under applicable securities laws and the restrictions imposed by this Agreement.

          (i) Reports and Financial Statements. ATS has previously made available to Seller and Selling Member true and correct copies of (i) its Registration Statement on Form SB-2, including all amendments and supplements thereto and (ii) all other periodic reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2005, and ATS hereby agrees to make available to Seller and Selling Member true and correct copies of all reports filed by it with the Commission after the date hereof, but prior to the Closing Date, all in the form (including exhibits) so filed (collectively, the "Reports"). As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto (including, without limitation, rules related to the financial statements included therein) at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (j) Absence of Certain Changes or Events. Since the effective date of the Registration Statement of ATS, other than reported on Form 8-K or a supplement to the prospectus included in such Registration Statement, there has not been any change, event, occurrence, fact, condition, effect or development that is materially adverse to the business and properties of ATS.

          (k) Solvency. ATS has and is paying its debts as they become due.

    11.   Certain Covenants.

          (a)   Access; Confidentiality.

               (1) Access. Prior to the Closing Date, Seller shall (i) give Buyer and its accounting, legal, business, environmental, engineering, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all plants, offices, warehouses and other Facilities; (ii) furnish Buyer and its authorized representatives and advisors with all documents and information relating to the Purchased Assets and the Printer Business as may be reasonably requested by Buyer and its authorized representatives and advisors; (iii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Purchased Assets and the Printer Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and make copies thereof; (iv) make available Seller's employees (with Selling Member present) and advisors, including those responsible for the management of the Printer Business, and cause Seller's employees and advisors to furnish Buyer and its authorized representatives and advisors with data and other information with respect to the Purchased Assets and the Printer Business as may be reasonably requested by Buyer and its authorized representatives and advisors, and discuss with Buyer and its authorized representatives and advisors the affairs of the Printer Business; and (v) fully cooperate with Buyer and its authorized representatives and advisors in their investigation and examination of the Purchased Assets and the affairs of the Printer Business. No investigation, or receipt of information provided by or on behalf of Seller or review thereof by Buyer or its representatives or advisors shall diminish or obviate, or relieve Seller from, or affect Buyer's ability or right to rely on, any of the representations, warranties, covenants and agreements of Seller contained in this Agreement and the Transaction Documents.

               (2) Confidentiality. In the event that the Closing under this Agreement shall not occur, Buyer shall keep confidential and not use or disclose to any party any confidential information acquired by Buyer from Seller pursuant to this Section 11(a) or otherwise disclosed in connection with the negotiation of this Agreement, unless Seller shall give its written consent to the contrary; provided, however, that the foregoing obligations of confidentiality and non-use shall not apply to any information which (i) at the time of disclosure is, or thereafter becomes, available to the public through no breach of this Agreement by Buyer; or (ii) was known to, or otherwise in the possession of, Buyer or its Affiliates prior to the receipt of such information from Seller; or (iii) is obtained by Buyer from a source other than Seller and other than one who would be breaching a commitment of confidentiality to Seller by disclosing the information to Buyer; or (iv) is developed by Buyer or its Affiliates independently of Seller's confidential information; or (v) is required to be disclosed by Buyer in connection with a pending Claim; and provided further that in the event Buyer becomes required in connection with a pending Claim to disclose any of the information acquired from Seller in connection with this Agreement, then Buyer shall provide Seller with reasonable notice so that Seller may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Buyer shall furnish only that portion of the information which is required and shall endeavor, at Seller's expense, to obtain a protective order or other assurance that the portion of the information furnished by Buyer will be accorded confidential treatment. The obligations of Buyer set forth in this Section 11(a)(2) shall be in effect for a period of two years from the date of this Agreement.

          (b) Public Announcements. Before, on or after the Closing, each party agrees not to make any public announcement in regard to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby without the other party's prior consent, except as may be required by law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures. Notwithstanding the foregoing, Seller and Selling Member acknowledge that ATS may issue a press release, substantially in the form attached to the Letter of Intent (as defined below).

          As used in this Agreement, "Letter of Intent" shall mean that certain Letter of Intent, dated February 2, 2007, by and between Seller and ATS.

          (c) Conduct of Business. Prior to the Closing Date, Seller shall conduct the Printer Business in the ordinary course consistent with past practice. Without limiting the foregoing, Seller shall:

               (1) not take or permit to exist any action or condition specified in Section 9(l) hereof;

               (2) maintain the Printer Business intact, market, promote, sell and distribute the Products consistently with Seller's past practice, and preserve the goodwill of the Printer Business and present relationships with the customers and suppliers of the Printer Business and others with whom the Printer Business has business relations;

               (3) maintain the Purchased Assets in good operating condition and repair;

               (4) meet the contractual obligations of the Printer Business and perform and pay its obligations as they mature in the ordinary course of business;

               (5) make payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending;

               (6) comply with all Judgments, all laws, statutes, rules, ordinances and regulations promulgated by any governmental authority and all Permits applicable to the conduct of the Printer Business or the ownership or operation of the Purchased Assets or the Facilities, and maintain, and prosecute applications for, such Permits and pay all Taxes, assessments and other charges applicable thereto;

               (7) promptly advise Buyer in writing of any material adverse change in the Purchased Assets or the conduct, business, operations, properties, condition (financial or otherwise) or prospects of the Printer Business;

               (8) not take any action, or omit to take any action, that would result in any of Seller's representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time;

               (9) give notice to Buyer promptly upon becoming aware of any inaccuracy of any of Seller's representations or warranties made herein or in any Schedules attached hereto or of any event or state of facts that would result in any such representation or warranty being inaccurate at the time of such event or state of facts as if made at and as of such time (any such notice to describe such inaccuracy, event or state of facts in reasonable detail); and

              (10) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of the Purchased Assets, the Printer Business or any part thereof, whether any of such actions are taken directly or indirectly, through a representative or otherwise.

          (d)   Employee Matters.

               (1) No Assumption of Employee Benefits. Except as expressly provided in Sections 11(d)(3) and 11(d)(4) hereof, Buyer is not obligated to employ or retain any employees of Seller. In no event shall Buyer assume or be bound by any employment agreement, collective bargaining agreement or any bonus, profit sharing, stock option, service award, benefit plan, deferred or other additional compensation, pension or retirement arrangement or agreement of Seller (whether or not included within any Plans, Welfare Plans and Employee Benefit Plans). Seller shall remain fully responsible through the Closing Date and thereafter for any and all such arrangements, agreements or plans, which responsibility shall include, but not be limited to, any claims of employees of Seller for unpaid compensation or remuneration of any nature, including, without limitation, contingent salaries, incentive payments, pension benefits (whether or not vested), medical expense reimbursement, vacation pay, severance pay, other awards, interest or payments, or any liability owed under any Plans, Welfare Plans and Employee Benefit Plans.

               (2) Termination. On the Closing Date, Seller shall notify all persons employed by Seller in connection with the Printer Business of the sale of the Purchased Assets pursuant to the terms and conditions of this Agreement, shall terminate such employees, and shall pay all wages owing to such employees (and vacation pay, severance pay, and fringe benefits to which such employees are entitled) to the end that any employee of Seller whom Buyer may employ as provided below shall have no claim with respect to the foregoing against Buyer by reason of any prior employment by Seller. Notwithstanding the foregoing, Seller shall not be obligated to terminate those employees of Seller who are designated as Management Personnel on the

Schedule of Employees, and such Management Personnel shall have no claim with respect to any wages owing to such employees (and vacation pay, severance pay, and fringe benefits to which such employees are entitled) against Buyer by reason of any employment by Seller.

               (3) Company Personnel Offers of Employment. Notwithstanding the first sentence of Section 11(d)(1) hereof to the contrary, Buyer shall extend offers of employment to each of those employees of Seller whom are designated as Company Personnel on the Schedule of Employees, on terms and conditions contained in an offer letter, substantially in the form attached hereto as Exhibit E-1 (the "Employee Offer Letters"). Notwithstanding the retention and hiring of Company Personnel pursuant to the Employee Offer Letters, Seller shall remain fully liable for the claims of such Company Personnel which accrued prior to the Closing Date and Buyer shall be responsible for such claims of Company Personnel which accrue from and after the Closing Date. Buyer and Seller shall indemnify, defend and hold the other harmless with respect to any such liability in accordance with the provisions of Section 13 hereof.

               (4) Key Employee Employment Agreements. Notwithstanding the first sentence of Section 11(d)(1) hereof to the contrary, each of Michael G. Talbott, James L. Egan, and David W. Curtas (the "Key Employees") and Buyer shall enter into an employment agreement, substantially in the form attached hereto as Exhibit E-2 (the "Key Employee Employment Agreements"). In addition to customary terms and conditions, including, without limitation, post-termination noncompetition, nonsolicitation and nondisclosure provisions, such Key Employee Employment Agreements shall provide for a maximum term of thirty (30) months (subject to earlier termination following termination by Seller, as described below) and the following monthly salaries for the following Key Employees: (i) Michael G. Talbott, $2,500; (ii) James
L. Egan, $2,500; and (iii) David W. Curtas, $3,416.67. It is expressly understood and agreed that each of the Key Employees will also be employed by Seller and shall provide services to both Seller and Buyer, and that employment by Seller is a condition precedent to Buyer's obligations under the Key Employee Employment Agreement. If the employment by Seller of any Key Employee is terminated by Seller for any reason, whether voluntarily or involuntarily and with or without cause, Buyer shall be entitled to terminate such Key Employee's employment with Buyer. In such event, Seller or Selling Member shall have the right to designate a replacement employee with substantially similar experience and qualifications as the terminated Key Employee, who Seller shall then hire, on the same terms and conditions of the terminated Key Employee (including monthly salary), subject to execution and delivery of a Key Employee Employment Agreement. The parties agree that the Key Employees will be managed and controlled by Seller to provide the services to the Printer Business contemplated by the Management Agreement.

               (5) Buyer Employee Benefits. Buyer maintains certain employee benefit plans ("Buyer Plans") as more fully described in Buyer's employee handbook, as the same may be modified from time to time. After the Closing, Buyer shall offer all Company Personnel participation in all Buyer Plans for which they are eligible. Eligibility and vesting shall be determined on substantially the same criteria as apply to similarly situated employees of Buyer, except as otherwise restricted or limited by law or the terms of Buyer Plans, and credit shall be given for the time period of service with the Company prior to the Closing when determining eligibility and vesting under Buyer Plans; provided that any benefits will begin to accrue only after the Closing.

          (e) Noncompetition Agreement. Buyer, Seller, and Selling Member shall execute and deliver the Noncompetition, Nonsolicitation and Nondisclosure Agreement, in substantially the form attached hereto as Exhibit F (the "Noncompetition Agreement"). The Noncompetition Agreement shall provide for customary terms and conditions, including, without limitation, a five (5) year term.

          (f) Management Agreement. Buyer, on the one hand, and Seller and Selling Member, on the other hand, shall execute and deliver at the Closing the Management Agreement, in substantially the form attached hereto as Exhibit G (the "Management Agreement"). In addition to customary terms and conditions, the Management Agreement shall provide for a term of thirty (30) months, with an option to extend for an additional eighteen (18) months exercisable by Buyer, and an annual management fee (the "Management Fee") of Five Hundred Twenty-two Thousand Four Hundred Twenty-nine Dollars ($522,429) paid to Seller by Buyer in consideration for certain services, including, without limitation, support staff, master MSA software license, and office and warehouse facilities located on the Premises. The Management Fee will be adjusted annually to reflect a cost of living increase, and periodically to reflect changes in personnel.

          (g) Key Employee Options. After the Closing, each of the Key Employees shall be entitled to participate in ATS's Stock Incentive Plan (as defined below), subject to applicable terms, conditions and qualifications established by or at the direction of the ATS Board (or a compensation committee thereof) from time to time. As a condition to receiving such option grants, each of the individuals identified therein shall have entered into customary agreements with ATS providing for such option grants, and containing customary terms and conditions and vesting schedules related thereto.

          As used in this Agreement, "Stock Incentive Plan" shall mean the 2005 Stock Incentive Plan of ATS, a copy of which is attached hereto as Exhibit H.

          (h) Board Matters. Within thirty (30) days of the Closing Date, Selling Member shall provide notice to ATS of whether he will (i) serve on the ATS Board, or (ii) serve on the advisory board of ATS (the "Advisory Board") and have observer rights to the ATS Board, in each case as more fully described below:

               (1) Board of Directors. In the event Selling Member chooses to serve on the ATS Board, ATS shall cause Selling Member to be designated as a candidate and solicit the approval of the shareholders of ATS for purposes of electing Selling Member to the ATS Board. ATS shall, following the same procedures described in the previous sentence, cause Selling Member to be re-elected at each annual meeting of the shareholders for a term of thirty (30) months.

               (2) Advisory Board and Observer Rights. In the event Selling Member chooses to serve on the Advisory Board:

                    (A) Advisory Board. ATS shall appoint Selling Member as a member of the Advisory Board for a term of thirty (30) months, which shall meet periodically with senior executives of ATS to give general advice and provide contacts to assist in the growth of ATS. The same nondisclosure and nonuse restrictions now applicable to ATS employees will apply to all confidential and proprietary materials provided to Advisory Board members. Matters discussed at meetings may be highly confidential, and may consist of material undisclosed information.

                    (B) Observer Rights. Selling Member shall have the right to attend all meetings of the ATS Board in a nonvoting observer capacity for a term of thirty (30) months and, in this respect, ATS shall give Selling Member copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that Selling Member shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and, provided further, that ATS reserves the right to withhold any information and to exclude Selling Member from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between ATS and its counsel or would result in disclosure of trade secrets to Selling Member.

          (i) Axon Contract. Selling Member shall cause Axon Technologies, Inc. ("Axon") to execute and deliver the Axon Management Agreement (the "Axon Contract"), dated as of the Closing Date, by and between Axon and Buyer, substantially in the form attached hereto as Exhibit I. Buyer shall execute and deliver the Axon Contract.

          (j) Release of Liens. Seller shall use its best efforts and make every good faith attempt (and Buyer shall cooperate with Seller) to obtain a release of any and all Encumbrances relating to any Purchased Assets; provided, however, nothing contained herein shall be construed as modifying in any way the representations and warranties contained in Section 9 hereof nor its obligations contained in Section 13(b) hereof.

          (k) Consents. Seller shall use its best efforts and make every good faith attempt (and Buyer shall cooperate with Seller) to obtain all consents necessary for the assignment of, or alternate arrangements satisfactory to Buyer with respect to, any Contract, insurance policy, purchase order, sales order, or other instrument, Permit or Environmental Permit, which is to be assigned to Buyer hereunder and which may be required for such assignment to be effective.

          (l) Change of Name. Seller shall, within forty-five (45) days following the Closing, (i) deliver to Buyer evidence of filing with the Nevada Secretary of State of an amendment to its articles of organization to change its name to one that is not similar to "Optima Technologies" or any derivation thereof; provided, however, Seller may use the name "Optima HVAC"; and (ii) take such actions and file such documents as shall be necessary to reflect such name change in all jurisdictions in which Seller is qualified to do business as a foreign limited liability company, including Florida.
Seller shall deliver to Buyer copies of such documents evidencing such name change filings.

          (m) Exclusive Dealing. Seller and Selling Member have not and shall not, and have not and shall not permit any of their respective Affiliates, or other representative of any of the foregoing (including advisors, agents, attorneys, employees or consultants) to take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to any person, other than Buyer and ATS (and their respective Affiliates and representatives), concerning any purchase of assets, securities of Seller, or any merger, contribution, recapitalization, investment or similar transaction involving Seller or the Printer Business. From the date of this Agreement until the Closing, Seller and Selling Member shall promptly (and in any event within two (2) days thereof) (i) disclose to Buyer the existence or occurrence of any proposal or contract that any of them or any of their representatives described above may receive or become aware in respect of any such transaction and the identity of the person from whom such a proposal or contract is received, and (ii) provide to Buyer a copy of any such proposal or contract.

          (n) Notice of Developments. Seller will give prompt written notice to Buyer of any development occurring after the date of this Agreement and prior to the Closing Date, or any item about which Seller did not have actual knowledge on the date of this Agreement, that causes or reasonably could be expected to cause the failure of any of the representations and warranties in Section 9 hereof to be true and correct. No disclosure by Seller pursuant to this Section shall be deemed to amend or supplement the Schedules attached hereto or to prevent or cure any misrepresentation or breach of any warranty or covenant.

          (o) Updated Schedules. The parties acknowledge that Seller and Selling Member have delivered all schedules attached hereto (each, a "Schedule"). Prior to the Closing Date, Seller and Selling Member may, at their option, deliver to Buyer an updated final version of any Schedule attached hereto (each, an "Updated Schedule"). The Updated Schedule, if any, must be delivered to Buyer within three (3) business days of the anticipated Closing Date, and shall amend and restate the Schedule in the form attached to this Agreement to which it relates. Following receipt of any Updated Schedule, Buyer may, in its sole discretion, elect to either (i) extend the Closing Date by a period of not more than ten (10) days, or (ii) terminate this Agreement pursuant to (and subject to the requirements of) Section 14(a)(2) hereof. If Buyer does not elect to terminate this Agreement, then the Updated Schedule shall be deemed accepted by Buyer.

          (p) Covenants to Satisfy Conditions. Each party shall proceed with all reasonable diligence and use its best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Purchased Assets that are set forth in Section 11(r) hereof, insofar as such matters are within the control of such party; provided, however, that this provision shall not impose upon any party any obligation to incur unreasonable expenses under the circumstances in order to fulfill any condition contained in such Section.

          (q) Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

          (r) Post-Closing Cooperation. After the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Purchased Assets or the Printer Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

    12.   Conditions to Closing.

          (a) Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

               (1) Accuracy of Representations and Warranties. The representations and warranties of Seller and Selling Member made in this Agreement, the Transaction Documents, and any Schedules or certificates furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (2) Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents for which Seller or Selling Member are responsible to obtain shall have been obtained by Seller and Selling Member and delivered to Buyer on or before the Closing Date.

               (3) No Material Adverse Change. From the date of this Agreement to the Closing Date, there shall not have been any Material Adverse Change.

               (4) No Injunction or Litigation. As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any governmental authority that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

               (5) Compliance Certificate. Seller and Selling Member shall have delivered to Buyer at the Closing a certificate stating that the conditions specified in Sections 12(a)(1) through 12(a)(4) hereof have been fulfilled.

               (6) Manager's Certificate. Seller shall have delivered to Buyer at the Closing a manager's certificate and incumbency certificate, together with a copy of the following documents, certifying that such documents are a true and correct copy thereof as of the Closing Date: (i) Seller's articles of organization, as then in effect; (ii) Seller's Operating Agreement, as then in effect; and (iii) the resolutions, if any, of Seller's managers approving the transactions contemplated by this Agreement.

               (7) Good Standing Certificates. Seller shall have delivered to Buyer at the Closing certificates of good standing of Seller from the Secretary of State of the State of Nevada and from the State of Florida (or any other jurisdiction in which Seller is qualified to do business as a foreign limited liability company) as of a date not more than fifteen (15) days prior to the Closing Date.

               (8) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by the parties thereto other than Buyer.

               (9) Employee Offer Letters. Each of the Employee Offer Letters shall have been executed and delivered by Company Personnel.

              (10) Opinion of Counsel. Buyer shall have received an opinion of counsel to Seller, dated as of the Closing Date, substantially in the form of Exhibit J, subject to such qualifications, limitations, and exceptions as are reasonably acceptable to Buyer.

              (11) SEC Audit. Any and all audits or other requirements of the Securities and Exchange Commission ("SEC") concerning Seller and the transactions contemplated by this Agreement shall have been completed to the satisfaction of the SEC and Buyer.

              (12) Other Deliveries. Seller and Selling Member shall have delivered or caused to be delivered, such other usual and customary documents, instruments and certificates as Buyer may reasonably request.

              (13) Performance. Seller and Selling Member shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by them on or prior to the Closing Date.

          (b) Conditions Precedent to Obligations of Seller and Selling Member. The obligation of Seller and Selling Member to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller and Selling Member:

               (1) Accuracy of Representations and Warranties. The representations and warranties of Buyer made in this Agreement, the Transaction Documents, and any Schedules or certificates furnished pursuant hereto or thereto shall be true, complete, and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

               (2) Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents for which Buyer is responsible to obtain shall have been obtained by Buyer and delivered to Seller on or before the Closing Date.

               (3) Compliance Certificate. Seller shall have received from Buyer at the Closing a certificate stating that the conditions specified in Sections 12(b)(1) through 12(b)(2) hereof have been fulfilled.

               (4) Transaction Documents. Each of the Transaction Documents shall have been executed and delivered by Buyer.

               (5) Employee Offer Letters. Each of the Employee Offer Letters shall have been executed and delivered by Buyer.

               (6) Performance. Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date.

    13.   Survival and Indemnification.

          (a) Survival. The representations and warranties of the parties contained in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement or in connection herewith or therewith will survive the Closing for a period of eighteen (18) months from the Closing Date; provided, however, that the representations and warranties contained in Sections 9(p) (Taxes), 9(f) (Title to Purchased Assets), 9(g) (Sufficiency of Purchased Assets), 9(o) (Environmental Matters), and 9(z) (Brokers) (collectively, the "Excepted Representations") shall survive the Closing until six (6) months following the expiration of the statute of limitations applicable to the matters covered thereby (after giving effect to any waiver or extension thereof other than any waiver or extension granted by Buyer without the consent of Seller). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in good faith to the party against whom such indemnity may be sought prior to such time. All covenants and agreements of the parties contained in this Agreement or any Transaction Documents will survive the Closing indefinitely.

          (b) Indemnification by Seller and Selling Member. Seller and Selling Member, jointly and severally, shall indemnify, defend, and hold harmless Buyer, ATS and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the "Buyer Indemnified Parties") from and against all liabilities, damages (excluding consequential or special damages), losses (including diminution in value), actual out-of-pocket costs, and expenses (including reasonable attorneys' and consultant's fees and expenses) ("Damages") incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Seller or Selling Member in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement to be true and correct as of the date of this Agreement and as of the Closing (as if made anew at the Closing); (ii) any breach of any covenant or agreement of Seller or Selling Member in this Agreement or any Transaction Document; (iii) any liabilities or obligations of any Seller Indemnified Parties (as defined below), other than the Assumed Liabilities; or (iv) any third party claims or litigation relating to incidents occurring on or prior to the Closing Date in connection with the Printer Business.

          (c) Indemnification by Buyer. Buyer shall indemnify, defend, and hold harmless Seller and Selling Member and their respective Affiliates and each of their respective officers, directors, managers, employees, and agents (the "Seller Indemnified Parties"), from and against all Damages incurred or suffered by them as a result of, relating to or arising out of, (i) any failure of any representation or warranty made by Buyer in this Agreement, any Transaction Document, or in any certificates delivered pursuant to this Agreement to be true and correct as of the date of this Agreement and as of the Closing (as if made anew at the Closing); (ii) any breach of any covenant or agreement of Buyer in this Agreement or any Transaction Document; (iii) any liabilities or obligations of any Buyer Indemnified Parties; or (iv) any third-party claims or litigation relating to incidents occurring after the Closing Date that relate to the Printer Business, except if resulting or arising out of (A) any matter for which Seller is obligated to indemnify any Buyer Indemnified Party or (B) the negligence or misconduct of Seller.

          (d)   Procedure for Indemnification.

               (1) If any person who or which is entitled to seek indemnification under Section 13(b) or 13(c) (an "Indemnified Party") receives notice of the assertion or commencement of any claim, demand, action, suit or proceeding made or brought by any person who or which is not a party to this Agreement (a "Third Party Claim") against such Indemnified Party with respect to which the person against whom or which such indemnification is being sought (an "Indemnifying Party") is obligated to provide indemnification under this Agreement, the Indemnified Party shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such written notice of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, by giving written notice to the Indemnified Party, to assume, the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnified Party), and the Indemnified Party shall cooperate in good faith in such defense.

               (2) If, within 30 days after giving notice of a Third Party Claim to an Indemnifying Party, an Indemnified Party receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that (i) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps or if the Indemnifying Party has not undertaken fully to indemnify the Indemnified Party in respect of all Damages relating to the matter, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith; and (ii) the Indemnified Party may employ separate counsel, and the Indemnifying Party shall bear the reasonable expenses of such separate counsel, if in the written opinion of counsel to the Indemnified Party use of counsel of the

Indemnifying Party's choice would be expected to give rise to a conflict of interest. Without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim that would lead to loss, liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties.

               (3) Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all available material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have a period of 30 days within which to respond in writing to such Direct Claim.
If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

               (4) A failure to give timely notice or to include any specified information in any notice as provided in this Section 13(d) shall not affect the rights or obligations of any party hereunder, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise prejudiced as a result of such failure.

          (e) Effect of Investigation. The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of Seller or Selling Member contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by Buyer at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Buyer to consummate the transactions contemplated hereby, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or other remedy based on such representation, warranty, covenant or obligation.

          (f)   Limitations; Miscellaneous.

               (1) Threshold and Cap. No party shall have any liability for Damages (either as a result of any Direct Claim or any Third party Claim) resulting from any inaccuracy in any representation or warranty in this Agreement (i) unless and until the aggregate amount of all such Damages exceed $25,000 (the "Threshold"), and then only for the amount of Damages in excess of the Threshold, or (ii) in excess of a maximum aggregate amount of liability equal to the Purchase Price (the "Cap"); provided, however, that

(x) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the inaccuracy of any Excepted Representations (and such Damages shall be disregarded in calculating whether a party has suffered Damages in excess of the Threshold), and (y) neither the Threshold nor the Cap shall apply to Damages resulting from, related to or arising out of the willful misconduct or gross negligence of Seller or Selling Member.

               (2) Insurance Proceeds and Tax Benefits. Notwithstanding any other provision in this Agreement to the contrary, the amount of Damages for which an Indemnifying Party is liable hereunder will be computed (i) net of any insurance proceeds actually received by such Indemnified Party in connection with the event or circumstances giving rise to the right of indemnification, and (ii) net of any Tax benefit actually received (offset by any Tax detriment actually suffered) by such Indemnified Party by reason of the event or circumstances giving rise to the right of indemnification.

               (3) Adjustment in Purchase Price. To the maximum extent permissible by Law, any amounts which an Indemnifying Party actually pays under this Section shall constitute, in the case of Seller or Selling Member, a decrease in the Purchase Price, and in the case of Buyer, an increase in the Purchase Price.

               (4) Non Exclusive Remedy. The indemnity obligations contained in this Section shall be in addition to, and in no way limit or reduce, any liability which any Indemnifying Party may otherwise have to any Indemnified Party.

    14.   Termination.

          (a) Termination. This Agreement may be terminated at any time prior to the Closing:

               (1)   by the mutual written consent of the parties hereto;

               (2) by Buyer, if there has been a breach or inaccuracy of any covenant, representation or warranty of Seller or Selling Member contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing, and such breach or inaccuracy has not been waived by Buyer or, in the case of a covenant breach, cured by Seller or Selling Member within the earlier of (i) 10 days after written notice thereof from Buyer or (ii) the Closing Date;

               (3) by Seller and Selling Member, if there has been a breach or inaccuracy of any covenant, representation or warranty of Buyer contained in this Agreement that has prevented the satisfaction of any condition to the obligation of Seller at the Closing, and such breach or inaccuracy has not been waived by Seller or, with respect to a covenant breach, cured by Buyer within the earlier of (i) 10 days after written notice thereof by Seller or
(ii) the Closing Date; or

               (4) by Buyer, on the one hand, or Seller and Selling Member, on the other hand, if the transactions contemplated by this Agreement have not been consummated by May 18, 2007, which date is the 105th day following the date of the Letter of Intent; provided, however, that no party will be entitled to terminate this Agreement pursuant to this Section if such party's breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

          (b) Effect of Termination. If this Agreement is terminated pursuant to Section 14(a), all further obligations of the parties under this Agreement (other than pursuant to Section 5(b), which will continue in full force and effect) shall terminate without further liability or obligation of any party to the other parties hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of such party to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by such party of any matter set forth in this Agreement. Nothing in this Section 14(b) shall relieve any party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement which specifically survives termination hereunder.

    15.   General Provisions.

          (a) Notice. Any notice required or permitted under this Agreement shall be given in writing and delivered as described herein. A notice shall be deemed effectively given as follows: (i) upon personal delivery; (ii) one (1) business day after transmission by electronic means, provided such transmission is electronically confirmed as having been successfully transmitted and a copy of such notice is deposited within 24 hours for either overnight delivery or for registered or certified mail, in accordance with clause (iii) or (iv) below, respectively; (iii) one (1) business day after deposit with a reputable overnight courier service, prepaid for overnight delivery; or (iv) three (3) business days after deposit with the United States Postal Service, postage prepaid, registered or certified with return receipt requested. Addresses for notice shall be as follows, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties:

          If to Seller or Selling Member:

                    Optima Technologies, L.L.C.
                    6041 Siesta Lane
                    Port Richey, FL  34668
                    Attn:  Steven R. Jensen

          With a copy, which shall not constitute notice, to:

                    Johnson, Pope, Bokor, Ruppel and Burns, LLP
                    911 Chestnut Street
                    Clearwater, FL 33756
                    Attn:  Michael G. Little

          If to Buyer:

                    Optima Technologies, LLC
                    c/o American TonerServ Corp.
                    475 Aviation Blvd., Suite 100
                    Santa Rosa, CA  95403
                    Attn:  Daniel J. Brinker, President and CEO

          With a copy, which shall not constitute notice, to:

                    Spaulding McCullough & Tansil LLP
                    90 South E Street, Suite 200
                    Santa Rosa, CA  95404
                    Attn:  Kevin J. McCullough or Douglas J. (DJ) Drennan

          (b) Time of Essence. Time is of the essence with respect to the terms, covenants, and conditions contained herein.

          (c) Entire Agreement. This Agreement, including any other agreements, exhibits, and schedules to be entered into in connection with the transactions contemplated hereby and specifically referenced in this Agreement, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements or understandings of the parties hereto, whether written or oral.

          (d) Construction. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party. Every exhibit, schedule, attachment, or other appendix attached to this Agreement and referred to herein shall constitute a part of this Agreement and is hereby incorporated herein by reference. Any reference to any federal, state, local, or foreign statue or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context clearly requires otherwise, (i) plural and singular numbers will each be construed to include the other; (ii) the masculine, feminine, and neuter genders will each be construed to include the others; (iii) "shall," "will," "must," "agree," and "covenants" are each mandatory; (iv) "may" is permissive; (v) "or" is not exclusive; and (vi) "includes" and "including" are not limiting.

          (e) Knowledge. All references to the knowledge of Seller or Selling Member, or to words of similar import shall be deemed to be references to the actual knowledge of Selling Member after due inquiry

          (f) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), but only with the written consent of the party or parties to be bound thereby. No delay in the exercise of any right or remedy under this Agreement shall constitute a waiver thereof and the waiver by any party of any right or remedy under this Agreement on any one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion.

          (g) Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party, except that at or prior to the Closing, Buyer may assign its rights and delegate its duties under this Agreement to ATS or a subsidiary of ATS and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing Buyer may assign its rights and delegate its duties under this Agreement to any third party. No such assignment shall relieve Buyer of any of its liabilities under this Agreement.

          (h) No Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

          (i) Headings. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

          (j) Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to the conflict of laws rules of such state.

          (k) Venue. The parties to this Agreement agree that jurisdiction and venue shall exclusively lie in the Sixth Judicial Circuit of the State of Florida, in and for Pinellas County, Florida, or in the United States District Court for the Middle District of Florida (Tampa Division), with respect to any legal proceedings arising from this Agreement.

          (l) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          (m) Specific Performance. Each party's obligation under this Agreement is unique. If any party should default in such party's obligations under this Agreement, each party acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to damages and any other available rights or remedies, may sue in equity for specific performance, and the parties hereby expressly waive the defense that a remedy in damages shall be adequate. The parties also hereby expressly waive any requirement that the nondefaulting party or parties post a bond or similar security prior to obtaining and enforcing any specific performance.

          (n) Attorneys' Fees. If any legal action or other proceeding, including arbitration or action for declaratory relief, is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with this Agreement, the Prevailing Party (as defined below) shall be entitled to recover reasonable attorneys' fees and other costs, in addition to any other relief to which the party may be entitled.

          As used in this Agreement, "Prevailing Party" shall include without limitation: (i) the party who dismisses an action in exchange for sums allegedly due; (ii) the party who receives performance from the other party of an alleged breach of covenant of a desired remedy where that is substantially equal to the relief sought in an action; or (iii) the party determined to be the prevailing party by a court of law or arbitrator.

          (o) Counterparts and Signature Pages. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

                          [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement effective as of the date first set forth above.

                                   BUYER:

                                   OPTIMA TECHNOLOGIES, LLC,
                                   a Delaware limited liability company
                                   By: AMERICAN TONERSERV CORP.,
                                   a Delaware corporation
                                   Its:   Managing Member


                                   By:/s/ Daniel J. Brinker
                                      Daniel J. Brinker, President & CEO


                                   ATS:

                                   AMERICAN TONERSERV CORP.,
                                   a Delaware corporation


                                   By:/s/ Daniel J. Brinker
                                      Daniel J. Brinker, President & CEO

                                   SELLER:

                                   OPTIMA TECHNOLOGIES, L.L.C.,
                                   a Nevada limited liability company


                                   By:/s/ Steven R. Jensen
                                      Steven R. Jensen, Manager

                                   SELLING MEMBER:


                                   /s/ Steven R. Jensen
                                   Steven R. Jensen

                        LIST OF SCHEDULES AND EXHIBITS



Schedules:

Schedule 1          Schedule of Definitions
Schedule 2(a)       Schedule of Equipment
Schedule 2(b)       Schedule of Inventory
Schedule 2(e)       Schedule of Intellectual Property
Schedule 4(a)(1)    Schedule of Prepaid Contracts
Schedule 7(b)(4)(B) Definition of Gross Profit
Schedule 7(c)       Purchase Price Allocation
Schedule 9(e)       Schedule of Required Consents
Schedule 9(h)       Schedule of Conditions
Schedule 9(n)       Schedule of Employees
Schedule 9(o)       Schedule of Environmental Matters
Schedule 9(r)       Schedule of Warranties
Schedule 9(s)       Schedule of Affiliated Transactions
Schedule 9(t)       Schedule of Permits
Schedule 9(u)       Schedule of Insurance Policies
Schedule 9(v)       Schedule of Claims and Legal Proceedings
Schedule 9(x)       Schedule of Significant Customers and Significant
                      Suppliers


Exhibits:

Exhibit A           Form of Bill of Sale
Exhibit B           Form of Assignment and Assumption Agreement
Exhibit C-1         Form of Convertible Note
Exhibit C-2         Form of Secured Note
Exhibit C-3         Form of Contingent Note
Exhibit D           Form of Security Agreement
Exhibit E-1         Form of Employee Offer Letter
Exhibit E-2         Form of Key Employee Employment Agreements
Exhibit F           Form of Noncompetition, Nonsolicitation and Nondisclosure
                      Agreement
Exhibit G           Form of Management Agreement
Exhibit H           Copy of ATS 2005 Stock Incentive Plan
Exhibit I           Form of Axon Contract
Exhibit J           Form of Seller's Legal Opinion






Schedule 7.4     Calculation of Gross Profit

Gross Profit shall be defined as and calculated using the criteria set forth below:

Revenues

Net Revenues (Invoiced or allocated, estimated or accrued revenue, not including sales tax) Allocated, estimated, invoiced and accrued per historical standards to best recognize the revenue in the period it is earned.

Less Cost of direct materials

Actual amount for items (toner cartridges & printer repair parts, if toner or PPP - cost of equipment if a direct sale of equipment) invoiced by suppliers, paid by company, and consumed by the Company, in the producing of revenue directly associated with the revenue recognized during any said period. Cost of goods sold shall be offset by the amount of any returns of product sent back to vendors.

Specifically Excludes:

All labor - CGS Specifically exclude any allocation for labor; technician or any other

Personnel's labor allocations.

Any other allocations for company direct or indirect expenses and overhead such as, but not limited to: auto expenses, management fee, technician supplies, fuel, operational expenses, facility expenses and vehicle expenses.

Inventory purchases and or adjustments

Any cost to purchase printers or any other equipment used to support PPP, loaners, rentals or any printer cost other than those for resale. Resale printers (printers purchased & resold for at least 100% of the purchase price and invoiced to the Business's customers on one invoice) will be considered cost of goods sold in the same period that the revenue for any such sale is recognized.